Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form SB-2 of our report dated July 9, 2007, (except for Note 1 which is November 18, 2007) with respect to our audit of the consolidated financial statements of China Display Technologies, Inc. and to the reference to our firm under the heading “Experts” in the Prospectus.

Kempisty & Company,
Certified Public Accountants, P.C.

January 17, 2008
New York, New York